                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-25634

                   American Architectural Products Corporation
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

   860 Boardman-Canfield Road, Boca Building, Suite 107, Boardman, OH 44512;
                                 (330) 965-9910
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $ .001 per share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)


 Please place an X in the box (es) to designate the appropriate rule provision
       (s) relied upon to terminate or suspend the duty to file reports:

      ------------------------ -------- ---------------------- --------
      Rule 12g-4(a)(1)(i)        [X]    Rule 12h-3(b)(1)(ii)     [ ]
      ------------------------ -------- ---------------------- --------
      Rule 12g-4(a)(1)(ii)       [ ]    Rule 12h-3(b)(2)(i)      [ ]
      ------------------------ -------- ---------------------- --------
      Rule 12g-4(a)(2)(i)        [ ]    Rule 12h-3(b)(2)(ii)     [ ]
      ------------------------ -------- ---------------------- --------
      Rule 12g-4(a)(2)(ii)       [ ]    Rule 15d-6               [ ]
      ------------------------ -------- ---------------------- --------
      Rule 12h-3(b)(1)(i)        [ ]
      ------------------------ -------- ---------------------- --------

Approximate number of holders of record as of the certification or notice
date:     0
      ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, American Architectural Products Corporation has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 5, 2003              By: /s/ Jonathan K. Schoenike
      -------------------             -----------------------------------------
                                      Jonathan K. Schoenike
                                      Secretary and General Counsel